Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Kopin Corporation (the “Company”) and Michael Murray (the “Executive”) as of April 5, 2024 (“Effective Date”).

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to serve in such capacity on behalf of the Company on the terms and conditions set forth herein.

WHEREAS, the Company and the Executive are parties to an offer letter dated July 14, 2022 (“Offer Letter”), and this Agreement supersedes and replaced the Offer Letter in its entirety, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1. Employment.

(a) Term. This Agreement is effective on the Effective Date and has no specific expiration date. Unless terminated or amended in writing by the parties, this Agreement will govern the Executive’s continued employment by the Company until that employment ceases in accordance with Sections 6, 7, 8, 9, 10 or 11 hereof. The period commencing on the Effective Date and ending on the date on which the term of this Agreement terminates is referred to herein as the “Term.” The Executive understands and acknowledges that the Executive’s employment with the Company constitutes “at-will” employment, and the Executive’s employment may be terminated at any time, with or without cause, by the Company or the Executive.

(b) Duties.

(i) During the Term, the Executive shall serve as the Chief Executive Officer of the Company, with duties, responsibilities, and authority commensurate therewith, and shall report to the Board of Directors of the Company (the “Board”). The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to the Executive by the Board.

(ii) The Executive represents to the Company that the Executive is not subject to or a party to any employment agreement, noncompetition covenant, or other agreement that would be breached by, or prohibit the Executive from, executing this Agreement and performing fully the Executive’s duties and responsibilities hereunder.

(c) Best Efforts. During the Term, the Executive shall devote the Executive’s best efforts and full time and attention to promote the business and affairs of the Company and its affiliated entities, and may be engaged in other business activities only to the extent the Executive has received the prior written consent of the Board, which shall not be unreasonably withheld, and such activities do not materially interfere or conflict with the Executive’s obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 15 below. The foregoing shall not be construed as preventing the Executive from (i) serving on civic, educational, philanthropic or charitable boards or committees and (ii) managing personal investments, so long as such activities are permitted under the Company’s code of conduct and employment policies and do not violate the provisions of Section 15 below.

(d) Principal Place of Employment. The Executive understands and agrees that the Executive’s principal place of employment will be in the Company’s offices located in Westborough, MA, and that the Executive will be required to travel for business in the course of performing the Executive’s duties for the Company.

2. Compensation.

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), at the annual rate of $495,000, which shall be paid in installments in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be reviewed annually by the Board and may be increased from time to time as the Board deems appropriate (and may be decreased in connection with across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company).

(b) Annual Bonus. The Executive shall be eligible to be awarded an annual cash bonus for each fiscal year during the Term, based on the establishment and attainment of individual and corporate performance goals and targets established by the Board in its sole discretion, after consultation with the Executive (“Annual Bonus”). The target amount of the Executive’s Annual Bonus for any fiscal year during the Term is 100% of the Executive’s annual Base Salary, and the maximum amount of the Executive’s Annual Bonus for any fiscal year during the Term is 150% of the Executive’s annual Base Salary. The actual Annual Bonus awarded, if any, may be more or less than the target amount, as determined by the Board in its reasonable discretion exercised in good faith following receipt of the Company’s audited financials for the fiscal year to which the Annual Bonus relates, but in no event will the actual Annual Bonus awarded exceed the maximum amount. The Board has the discretion to modify the performance goals and targets during the fiscal year to account for certain irregular, nonrecurring or one-time items in order to maintain alignment with shareholders’ interests in the Board’s reasonable discretion exercised in good faith. If any of the applicable performance goals are attained at less than 80% of target, the payout for the portion of the Annual Bonus attributable to that performance goal will be zero. If any of the applicable performance goals are attained at between 80% and 100% of target, the payout for the portion of the Annual Bonus attributable to that performance goal will be between 50% and 100% of target. If any of the applicable performance goals are attained at between 100% and 135% of target, the payout for the portion of the Annual Bonus attributable to that performance goal will be between 100% and 150% of target. Achievement between performance levels will be interpolated on a straight-line basis. Any Annual Bonus awarded shall be paid after the end of the fiscal year to which it relates, and on or before March 15 of the fiscal year immediately following the fiscal year to which the Annual Bonus relates; provided that the Executive must be employed in good standing on the date that the Executive’s Annual Bonus is paid, except as otherwise provided in Section 7, 10 or 11. An example of the Annual Bonus calculation for fiscal year 2024 is attached as Appendix A.

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(c) Equity Awards.

(i) General. The Executive is eligible to receive equity awards covering the Company’s common stock. As of the Effective Date, the Executive is no longer eligible to participate in the executive stock program applicable to other senior executives of the Company. Any equity award granted to the Executive must be approved by the Board and will be granted under, and pursuant to the terms of, the Company’s 2020 Equity Incentive Plan, as in effect from time to time, or a successor plan (the “Equity Plan”), and the Company’s standard award agreements. Notwithstanding any provision to the contrary in the Equity Plan or any applicable agreement (including this Agreement), and provided the Executive continues to be employed by the Company on the date of the Change of Control (as defined below), all outstanding equity awards held by the Executive immediately prior to the effective date of a Change of Control which vest based upon the Executive’s continued service over time shall accelerate, become fully vested and/or exercisable, as the case may be, immediately prior to the Change of Control, and all outstanding equity awards held by the Executive immediately prior to the Change of Control which vest based upon attainment of performance criteria shall vest based on target performance immediately prior to the Change of Control.

(ii) Time-Vested Grant. The Executive was granted 800,000 restricted stock units (“RSUs”) on September 6, 2022, which vest in equal installments on each of the first five anniversaries of the December 10, 2022. Accordingly, as of the effective date the first 160,000 RSUs have vested. The RSUs shall continue to vest in accordance with their terms, as modified by this Agreement.

(iii) 2026 Performance-Based Award. Subject to the Executive’s continued employment on the grant date, the Executive is eligible for a performance-based award with a target of 1,000,000 RSUs, which will vest based on attainment of corporate performance goals and targets established by the Board in its sole discretion, after consultation with the Executive and the Executive’s continued employment through December 31, 2026 (“2026 Performance-Based Equity Award”). The Board has the discretion to modify the performance goals and targets during the performance period to account for certain irregular, nonrecurring or one-time items in order to maintain alignment with shareholders’ interests in the Board’s sole discretion. If any of the applicable performance goals are attained at less than 80% of target, the number of RSUs earned for the portion of the 2026 Performance-Based Equity Award attributable to that performance goal will be zero. If any of the applicable performance goals are attained at between 80% and 100% of target, the number of RSUs earned for the portion of the 2026 Performance-Based Equity Award attributable to that performance goal will be between 50% and 100% of target. If any of the applicable performance goals are attained at between 100% and 120% of target, the number of RSUs earned for the portion of the 2026 Performance-Based Equity Award attributable to that performance goal will be between 100% and 120% of target. Performance achievement will be determined by the Board in its reasonable discretion exercised in good faith in 2027 based on the audited financials for fiscal year 2026, and in no event will the 2026 Performance-Based Equity Award be earned at greater than 120% of target. Performance between performance levels for financial goals will be interpolated on a straight-line basis. The Board has the discretion to grant the Executive an additional performance based equity award following the 2026 fiscal year. An example of the 2026 Performance-Based Equity Award calculation is attached as Appendix B.

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(iv) To the extent delegated by the Board or pursuant to applicable law, regulation or stock exchange rule, the Compensation Committee of the Board may take any actions of the Board pursuant to this Agreement.

3. Retirement and Welfare Benefits. During the Term, the Executive shall be eligible to participate in the Company’s health, life insurance, long-term disability, retirement and welfare benefit plans, and programs available to senior executives of the Company, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

4. Paid Time-Off. During the Term, the Executive shall be eligible for paid time-off, in accordance with the Company’s paid time-off policy for senior executives, as may be in effect from time to time. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any paid time-off, sick time or holiday program from time to time.

5. Business Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel (which does not include commuting) and other business expenses incurred by the Executive in the performance of the Executive’s duties hereunder in accordance with such policies and procedures as the Company may adopt generally from time to time for senior executives.

6. Termination without Cause or with Good Reason. The Company may terminate the Executive’s employment at any time without Cause or the Executive may terminate the Executive’s employment at any time for Good Reason (subject to the Good Reason Process (as defined below)). Upon termination by the Company without Cause or by the Executive with Good Reason, whether before or after the Change of Control Protection Period (as defined below), if the Executive executes and does not revoke a written Release (as defined below), the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:

(a) The Company will pay the Executive an amount equal to six months of the Executive’s Base Salary at the rate in effect immediately prior to the termination date. Payment shall be made over the six-month period following the termination date in substantially equal installments in accordance with the Company’s normal payroll practices. Payment will begin within 60 days following the termination date, and any installments not paid between the termination date and the date of the first payment will be paid with the first payment.

(b) Provided that the Executive is eligible for and timely elects continuation coverage under COBRA, the Company will pay directly to the COBRA administrator the COBRA premiums required to maintain the Executive’s continued health care coverage under the Company’s group health plans that he participated in on the date of termination (“COBRA Payments”). The Company will pay the COBRA Payments for the period from the Executive’s termination date until the earliest to occur of (i) the end of the six-month period following the Executive’s termination date; (ii) the date the Executive becomes eligible for group health insurance coverage through a subsequent employer; or (iii) the date the Executive ceases to be eligible for COBRA coverage for any reason (each of the events described in (ii) or (iii) in this Section 6(b) shall be referred to herein as a “Disqualifying Event”). The Executive is required to notify the Company within five days of becoming aware that a Disqualifying Event has occurred or will occur. The COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), shall run concurrently with the period during which the Company pays the COBRA Payments.

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(c) The Company shall pay any earned, accrued, and owing Base Salary up until the date of termination and any benefits accrued and due under any applicable benefit plans and programs of the Company (“Accrued Obligations”), regardless of whether the Executive executes or revokes the Release.

7. Change of Control Termination. Notwithstanding the foregoing upon termination by the Company without Cause or by the Executive with Good Reason on or within six months preceding or 15 months following a Change of Control (the “Change of Control Protection Period”), and provided that the Executive executes and does not revoke a written Release, then the Executive shall be entitled to receive, in lieu of any payments under Section 6 of this Agreement or any severance plan or program for employees or executives the following:

(a) The Company will pay the Executive an amount equal to 12 months of the Executive’s Base Salary at the rate in effect immediately prior to the termination date (but not less than $495,000 in the aggregate). Payment shall be made in a lump sum within 60 days following the termination date; provided that such payment shall be made in installments as set forth in Section 6(a) above over the 12-month period following the termination date if the Change of Control is not a “change in control event” as defined under section 409A of the Code and; provided further that in the event the Executive’s employment is terminated as described in this Section 7 on or within six months preceding the Change of Control, payments in installments as described in Section 6(a) shall commence in accordance with the terms of Section 6(a), and, effective upon the closing of the Change of Control, the Executive shall receive any additional amount in accordance with this Section 7(a), less the aggregate amount of installment payments already received by Executive as described in Section 6(a).

(b) Provided that the Executive is eligible for and timely elects continuation coverage under COBRA, the Company will pay the COBRA administrator the COBRA Payments for the period from the Executive’s termination date until the earliest to occur of (i) the end of the 12-month period following the Executive’s termination date or (ii) a Disqualifying Event. The Executive is required to notify the Company within five days of becoming aware that a Disqualifying Event has occurred or will occur. The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the period during which the Company pays the COBRA Payments.

(c) The Company will pay the Executive a prorated target Annual Bonus for the year in which the Executive’s termination of employment occurs, which amount will be determined by multiplying (i) the full-year target Annual Bonus for the year in which the Executive’s termination of employment occurs, by (ii) a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the fiscal year in which the termination date occurs and the denominator of which is 365. Such prorated target Annual Bonus shall be paid in a lump sum within 60 days following the termination date.

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(d) The Company shall pay any Accrued Obligations, regardless of whether the Executive executes or revokes the Release.

8. Cause. The Company may immediately terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any Accrued Obligations.

9. Voluntary Resignation without Good Reason. The Executive may voluntarily terminate employment without Good Reason upon 90 days’ prior written notice to the Company, subject to the Company’s right to suspend or relieve Executive of all duties, or to pay in lieu with respect to all or any portion of such notice period. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any Accrued Obligations.

10. Disability. If the Executive incurs a Disability during the Term, in accordance with applicable law, the Company may terminate the Executive’s employment on or after the date of Disability. If the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive any Accrued Obligations. In addition, provided the Executive executes and does not revoke a written Release, the Company will pay the Executive a prorated Annual Bonus for the year in which the Executive’s termination of employment occurs, which amount will be determined by multiplying (a) the full-year Annual Bonus that would otherwise have been payable to the Executive, based upon the achievement of the applicable performance goals, as determined by the Board in it sole discretion, by (b) a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the fiscal year in which the termination date occurs and the denominator of which is 365 (“Prorated Annual Bonus”). The Prorated Annual Bonus, if any, shall be paid after the end of the fiscal year to which it relates and on or before March 15 of the fiscal year immediately following the fiscal year to which the Prorated Annual Bonus relates. For purposes of this Agreement, the term “Disability” shall mean the Executive is eligible to receive long-term disability benefits under the Company’s long-term disability plan; provided that if the Executive is not covered under the Company’s long-term disability plan, “Disability” shall mean the Executive is unable to perform the essential functions of the job, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, subject to applicable law.

11. Death. If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death and the Company shall pay any Accrued Obligations to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable. In addition, provided the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, executes and does not revoke a written Release, the Company will pay a Prorated Annual Bonus. The Prorated Annual Bonus, if any, shall be paid after the end of the fiscal year to which it relates, and on or before March 15 of the fiscal year immediately following the fiscal year to which the Prorated Annual Bonus relates. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

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12. Resignation of Positions. Effective as of the date of any termination of employment for any reason, the Executive will be automatically deemed to resign from all Company-related positions, including as an officer and director of the Company and its parents, subsidiaries and affiliates, as applicable, and shall execute all documentation necessary to effectuate such resignation(s).

13. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Cause” shall mean a reasonable determination by the Board in good faith that the Executive has (i) materially breached this Agreement or any confidentiality, non-solicitation, noncompetition or inventions assignment agreement or similar obligations with or to the Company; (ii) committed an act of fraud, embezzlement, theft or other unlawful act against the Company or involving its property or assets; (iii) engaged in conduct that causes, or is likely to cause, material damage to the property or reputation of the Company or any of its affiliates; (iv) continued to fail to perform satisfactorily the material duties of the Executive’s position (other than by reason of Disability); (v) conviction of, or written admission or plea of nolo contendere to, a felony or crime of moral turpitude; (vi) willfully contravened written instructions of the Board; or (vii) materially failed to comply with the Company’s code of conduct or employment policies. In order to terminate for Cause under subsections (i), (iii), (iv), (vi), or (vii) above (if the applicable condition is not willful misconduct and is curable, both as determined in the good faith discretion of the Board), the Company must provide notice to the Executive of the existence of the applicable condition described above within 30 calendar days of learning of the initial existence of the condition, upon the notice of which the Executive must be provided a period of 30 calendar days during which he may remedy the condition to the reasonable satisfaction of the Company exercising judgment in good faith. If the Executive timely remedies the condition, the Company may not terminate for Cause.

(b) A “Change of Control” shall be deemed to have occurred if:

(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a direct or indirect subsidiary of another Person and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares of such other Person representing more than 50% of the voting power of the then outstanding securities of such other Person.

(ii) The consummation of (A) a merger or consolidation of the Company with another Person where, immediately after the merger or consolidation, the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, in substantially the same proportion as ownership immediately prior to the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving Person would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, will not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving Person or (B) a sale or other disposition of all or substantially all of the assets of the Company.

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(iii) A change in the composition of the Board over a period of 12 consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections, or threatened election contests, for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

(iv) The consummation of a complete dissolution or liquidation of the Company.

(c) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(d) “Good Reason” shall mean that Executive has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) an adverse change to Executive’s position or reporting relationship as set forth in Section 1(b), above; (iii) a material diminution of Executive’s responsibilities, duties, or authority; (iv) a material change in the geographic location at which the Executive must provide services to the Company under this Agreement (which, for purposes of this Agreement means a relocation of the headquarters of the Company at which Executive is principally employed to a location that increases the Executive’s commute to work by more than 30 miles; or (v) a material breach of this Agreement by the Company. “Good Reason Process” shall mean that (A) the Executive reasonably determines in good faith that a Good Reason condition has occurred; (B) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within 90 days following the occurrence of such condition; (C) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist; and (E) Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(e) “Person” shall mean any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

(f) “Release” shall mean a separation agreement and general release of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit). The Release will be in a form acceptable to the Company, substantially similar to Appendix C, subject to any changes the Company reasonably deems necessary in good faith given any developments in applicable law.

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14. Taxes.

(a) Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state, and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state, and local taxes due with respect to any payment received under this Agreement

(b) COBRA Payments. In the event that, in the determination of the Company, the Company’s payment of COBRA Payments as described in Sections 6(b) or 7(b) above could reasonably be expected to subject the Company to liability for any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or could reasonably be expected to subject the Executive to adverse tax consequences under section 105(h) of the Code, or applicable regulations or guidance issued under the ACA or section 105(h) of the Code, the Company and the Executive will work together in good faith to restructure such benefit in a manner intended to result in a benefit that does not subject the Company to such liability or the Executive to such adverse tax consequences.

(c) Section 409A.

(i) This Agreement is intended to comply with section 409A of the Code, and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

(ii) All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service.” For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive’s designating the calendar year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

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(iii) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement be for expenses incurred during the period specified in this Agreement, (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (C) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (D) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.

(d) Section 280G. In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide the Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:

(i) The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis.

(iii) All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

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15. Restrictive Covenants.

(a) Inventions and Proprietary Information.

(i) Inventions. The Executive shall inform the Company using the established procedures promptly and fully of all inventions, improvements, discoveries, know-how, designs, processes, formulae and techniques, and any related suggestions and ideas (hereinafter “Inventions”), whether patentable or not, which are solely or jointly conceived or made by the Executive, during the period of the Executive’s employment by the Company, whether during or out of the Executive’s usual hours of work. The Company shall own all right, title and interest to those inventions (hereinafter “Company Inventions”) which are: (A) within the scope of the Company’s business, which includes areas in which research is being conducted and areas of technical or market investigation; and/or (B) related to work done for the Company by the Executive. The Executive hereby assigns and agrees to assign to the Company the Executive’s entire right, title and interest in all Company Inventions and any patents, design patents, and any other forms of intellectual property resulting therefrom. The Executive shall protect the Company’s right to patent the Executive’s Company Inventions by keeping written records, which are witnessed and dated, concerning dates of conception and reduction to practice, and the Executive shall not publish information concerning Company Inventions without prior approval from the Company. The Executive shall also, during and after the Executive’s employment, execute such written instruments and render such other assistance as the Company shall reasonably request to obtain and maintain patents, design patents, or other forms of protection on any Company Inventions and to vest and confirm in the Company its entire right, title and interest therein. In this regard, the Executive shall be reimbursed by the Company for actual expenses incurred. The Executive covenants that there are no Inventions and/or patents within the scope of the Company’s business in which the Executive held an interest prior to the Executive’s commencement of employment with the Company and which are not subject to this Agreement.

(ii) Proprietary Information. The Executive understands that as a consequence of the Executive’s employment by the Company, proprietary and confidential information (hereinafter referred to as “Information”) relating to the business of the Company may be disclosed to the Executive or developed by the Executive which is not generally known in the Company’s trade and which is of considerable value to the Company. Such Information includes, without limitation, information about trade secrets, the Company Inventions, patents, licenses, research projects, costs, profits, markets, sales, customer lists, plans for future development, and any other information of a similar nature to the extent not generally known in the trade. The Executive acknowledges and agrees that the Executive’s relationship to the Company with respect to such Information shall be fiduciary in nature. Except as set forth in Section 15(e) below, the Executive shall not make any use of any such Information except in the performance of the Executive’s work for the Company; the Executive shall maintain such Information in confidence; and the Executive shall not disclose to any person not employed by the Company any such Information at any time either during or after the Executive’s employment or use any such Information in connection with other employment, unless otherwise authorized in writing by a duly empowered officer of the Company.

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(b) Covenant Not to Compete. The Executive recognizes that the Company is engaged, in Massachusetts and throughout the United States and the world, in the development and sale of high-resolution microdisplays and optics, subassemblies, and headsets (collectively, the “Principal Business”). In the event of the termination of the Executive’s employment hereunder, voluntarily or involuntarily, the Executive agrees that, for a period of 12 months from the date of such termination, the Executive will neither (A) engage in the Principal Business for himself, or in conjunction with or on behalf of any person or entity, or (B) work as an employee in the Principal Business for any entity, where either (x) the Executive’s duties in the course of any such activities would be substantially similar to those the Executive has performed for the Company hereunder or (y) the Executive’s duties in the course of such activities would involve or substantially risk disclosure or use of any confidential or proprietary information relating to the business of the Company which the Executive may in any way acquire by reason of the Executive’s employment by the Company. The Executive’s obligation under this Section 15(b) shall extend to all geographical areas of the United States and the world. The Executive understands and agrees that, given the nature of the business of the Company and the Executive’s position with the Company, the foregoing geographic scope is reasonable and appropriate and that more limited geographical limitations on this non-competition covenant are therefore not appropriate. The 2026 Performance-Based Equity Award is mutually agreed upon consideration for the Executive’s post-employment non-compete obligations under this Agreement.

(c) Covenant Not to Solicit. The Executive further agrees that for a period of 12 months from the date of termination of the Executive’s employment, the Executive will not on behalf of himself or any competitor of the Company, (i) solicit or transact business with any customer of the Company or (ii) solicit or attempt to solicit for employment, recruit or hire any employee or independent contractors of the Company (or any person who was an employee or independent contractor of the Company during the six-month period prior to such activity by the Executive), or induce, attempt to induce or encourage any such person to terminate his or her association with the Company.

(d) Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason, and at any earlier time the Company requests, the Executive will (i) deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an affiliate of the Company that are in the Executive’s possession or under the Executive’s control or to which the Executive may have access, (ii) deliver to the person designated by the Company all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, disks, thumb drives or other removable information storage devices, hard drives, and data, and (iii) to the extent that the Executive made use of the Executive’s personal electronics (e.g., laptop, iPad, telephone, thumb drives, etc.) during employment with the Company, permit the Company to delete all Company property and information from such personal devices. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, confidential information or Company work product.

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(e) Future Cooperation. The Executive agrees that, following the termination of the Executive’s employment, the Executive will reasonably cooperate with the Company, upon request providing reasonable notice and without unreasonably interfering with Executive’s other business or personal obligations, in relation to (i) transitioning the Executive’s job duties to the Executive’s successor and any other operational issues that may arise in connection with the Executive’s separation from employment for up to one year following such separation; and (ii) the Company’s defense, prosecution or other involvement in any continuing or future claims, lawsuits, charges, arbitrations, or internal or external investigations (or audits or reviews of any type) arising out of events or matters that occurred during the Executive’s employment by the Company or to which the Executive is otherwise a relevant witness. In connection with the cooperation described in this Section 15(e), the Company will reimburse Executive for reasonable out-of-pocket expenses, such as travel, meals, and lodging which have been authorized in advance by the Company, and any reasonable and necessary attorney’s fees.

(f) Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and the Executive does not need to notify the Company that the Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

16. Legal and Equitable Remedies.

(a) Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the Information of the Company and its affiliates, and because any material breach by the Executive of any of the restrictive covenants contained in Section 15 could result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 15 and any of its provisions by seeking an injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 15.

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(b) The Executive irrevocably and unconditionally (i) agrees that any legal proceeding arising out of this Agreement shall be brought solely in the United States District Court for the District of Massachusetts, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Massachusetts, (ii) consents to the exclusive jurisdiction of such court in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers by email to his counsel David I. Brody, Sherin and Lodgen LLP, DIBrody@sherin.com.

(c) Notwithstanding anything in this Agreement to the contrary, upon the Company’s reasonable determination that the Executive materially breached any of the Executive’s obligations under Section 15, the Company shall be obligated to provide only the Accrued Obligations, and all payments under Section 2, Section 6, or Section 7 hereof, as applicable, shall cease. In such event, and in addition to any legal and equitable remedies permitted by law, if a court of competent jurisdiction determines that the Executive has materially breached any of the Executive’s obligations under Section 15, the Company may require that the Executive repay all amounts theretofore paid to the Executive pursuant to Sections 6 and 7 hereof (other than Sections 6(c) and 7(d)).

17. Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Sections 6, 7, 10, 11, 15 and 16) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered, e-mailed or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Kopin Corporation

125 North Drive

Westborough, MA 01581

Attn: Richard Sneider, Chief Financial Officer

Email: RSneider@kopin.com

If to the Executive, to the most recent address or e-mail address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

19. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

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20. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors, and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 15, will continue to apply in favor of the successor.

21. Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.

22. Indemnification. In the event that, by reason of the fact that the Executive is or was a director or officer of the Company, the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than (a) any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, (b) any Proceeding with respect to any acts that occurred outside the scope of the Executive’s employment or (c) any Proceeding arising out of the Executive’s misconduct, fraud or embezzlement, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted by law from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding.

23. Entire Agreement; Amendment. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company, including the Offer Letter. This Agreement may be changed only by a written document signed by the Executive and the Company.

24. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

25. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of Massachusetts without regard to rules governing conflicts of law.

26. Acknowledgements. The Executive acknowledges (a) that the Company hereby advises the Executive to consult with legal counsel prior to signing this Agreement, (b) that the Executive has had a full and adequate opportunity to read and understand the terms and conditions contained in this Agreement, (c) that the Executive has been provided with this Agreement a minimum of ten business days prior to the date this Agreement becomes effective, and (d) that the post-employment noncompetition and nonsolicitation provisions are supported by fair and reasonable consideration independent from the continuation of employment.

27. Counterparts. This Agreement may be executed in any number of counterparts (including pdf or facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

KOPIN CORPORATION

Name:	James Brewington
Title:	Chairman of the Board

EXECUTIVE

Name:	Michael Murray

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Appendix A

Example of Annual Bonus Calculation

Sliding Scale
% of Targets Achieved(2)	79%	80%	85%	90%	100%	108.5%	117.5%	135%
% of Annual Bonus Earned(1)	0%	50%	62.5%	75%	100%	112.5%	125%	150%

Example of 2024 Annual Cash Bonus

Executive’s 2024 Base Salary $ 495,000
				% of			Cash
		2024	FY’24	Goal	Sliding (1)%		Bonus
FY’24 Performance Goals(3)	Weighting(3)	Targets(3)	Results(2)	Achieved	Scale Value	Awarded	Earned
Metric 1: Revenues	40%	$50,000	$45,000	90.0%	100.0%	40%	$198,000
Metric 2: Bookings	40%	$50,000	$58,750	117.5%	125.0%	50.0%	$247,500
Metric 3: Operating Income	20%	$10,000	$7,950	79.5%	0.0%	0.0%	$0
Total Annual Bonus	100%					90.0%	$445,500

Notes

(1)Target amount of the Executive’s Annual Bonus is 100% of the Executive’s annual Base Salary. Award is prorated between tiers (e.g. if 85% of Targets are achieved, 62.5% of Award is earned) and capped at 150% of Executive’s Base Salary.

(2) To be verified by the Compensation Committee based on the FY’24 audit

(3) Metrics, weightings and annual Target are set by the Board in its sole discretion, after consultation with the Executive, each year.

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Appendix B

Example of 2026 Performance-Based Equity Award

FY’26 RSU Pool	1,000,000

Sliding Scale
% of Target Achieved (2)	79%	80%	85%	90%	100%	110%	120%	130%
% of FY’26 RSU Pool earned (1)	0%	50%	62.5%	75%	100%	110%	120%	120%
# of RSUs earned	0	500,000	625,000	750,000	1,000,000	1,100,000	1,200,000	1,200,000

Example of 2026 Performance-Based Equity Award calculation
			% of	RSUs
		FY’26	Goal	Sliding (1)%		Awarded
FY’26 Metrics (3)	FY’26 Target	Results (2)	Achieved	Scale Value	Awarded	& Vested
Metric 1: Revenue	$80,000	$80,000	100.0%	100%	100.0%	1,000,000

Notes

(1) Award is prorated between tiers (e.g. if 105% of metric is achieved, 105% of RSU Pool is received) and capped at 120% of RSU pool.

(2) To be verified by the Compensation Committee based on the FY’26 audit

(3) Metrics are set by the Board in its sole discretion, after consultation with the Executive

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Appendix C

Separation Agreement and General Release

This SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is entered into by and between Kopin Corporation (the “Company”) and Michael Murray (the “Executive”) as of [DATE] (“Effective Date”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated April 5, 2024 (“Employment Agreement”); and

WHEREAS, per the Employment Agreement, the Executive must execute a separation agreement and general release of any and all claims against the Company and all related parties, including with respect to all matters arising out of the Executive’s employment by the Company and the termination thereof.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1. Separation Date. The Executive’s last day of employment (“Separation Date”) is [DATE]. The Company shall pay any earned, accrued, and owing Base Salary up until the Separation Date and any benefits accrued and due under any applicable benefit plans and programs of the Company (“Accrued Obligations”), regardless of whether the Executive executes or revokes this Agreement.

2. Separation Benefits. If the Executive timely executes and does not revoke this Agreement, the Company will provide the Separation Benefits outlined in Section 6 or Section 7 of the Employment Agreement, as applicable (“Separation Benefits”), subject to the Executive’s compliance with the Executive’s continuing obligations to the Company as set forth in Section 6(a), Section 6(b) and Section 7 below.

3. Release.

(a) In consideration of the Separation Benefits set forth above, to the fullest extent permitted by law and except as otherwise provided in this Agreement, the Executive hereby waives, releases and forever discharges the Company and the other Company Releasees (as defined below) from any and all claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, wages, severance, bonuses, attorneys’ fees, costs, damages, and any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law legally capable of being waived, which the Executive now has, ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to the Executive, up until the date of execution of this Agreement, including but not limited to any arising out of or relating in any way to the Executive’s employment relationship with the Company or other associations with any of the Company Releasees or any termination thereof. Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right based upon or arising under any federal, state, or local fair employment practices or equal opportunity laws, including, but not limited to the following laws and, as applicable, the laws of the state in which the Executive is or has been employed: the Age Discrimination in Employment Act (“ADEA”); the Older Workers’ Benefits Protection Act (“OWBPA”); Rehabilitation Act of 1973; the Worker Adjustment and Retraining Notification Act; 42 U.S.C. Section 1981; Title VII of the Civil Rights Act of 1964; the Equal Pay Act; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act (including, but not limited to, claims for breach of fiduciary duty under ERISA); the Americans With Disabilities Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Genetic Information Nondiscrimination Act of 2008; the Health Insurance Portability and Accountability Act; the Consolidated Omnibus Budget Reconciliation Act of 1985; the United States Constitution; the Massachusetts Fair Employment Practices Act; the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Act; the Massachusetts Pregnant Workers Fairness Act; the Massachusetts Equal Pay Act; the Massachusetts Sick Leave Law; the Massachusetts Labor and Industries Act; the Massachusetts Right of Privacy Law; the Massachusetts Wage Act (as further explained below); the Massachusetts Paid Family and Medical Leave Act; and the Massachusetts Minimum Fair Wage Law, including any and all amendments to the foregoing.

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(b) By signing this Agreement, the Executive acknowledges that this waiver includes any claims against the Company Releasees under any wage laws including the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., such as claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, failure to provide proper check-cashing facilities, and improper wage deductions.

(c) Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by the Executive of, or prevents the Executive from making or asserting: (i) any claim or right the Executive may have under COBRA; (ii) any claim to vested benefits under the terms of a Company benefit plan; (iii) any claim for unemployment compensation insurance; (iv) any claim or right that may arise after the execution of this Agreement; (v) rights to defense and indemnification, including without limitation under Section 22 of the Employment Agreement, from the Company for actions taken by the Executive in the course and scope of Executive’s employment with the Company and its parents, subsidiaries and/or affiliates; (vi) non-termination related claims under the Massachusetts Workers Compensation Act (M.G.L. c. 152); or (vii) any claim or right the Executive may have under or to enforce this Agreement. In addition, nothing herein shall prevent the Executive from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or other federal or state agency or restrict the Executive’s ability to participate in any investigation or proceeding conducted by such agency; provided, however, that the Executive agrees to waive the right to receive future monetary recovery from the Company or any other Company Releasee resulting from claims released above, regardless of whether the Executive or another party has filed them, except that nothing in this Agreement limits in any way the Executive’s ability to receive and retain any monetary award from any agency for providing information to that agency or in connection with any protected whistleblower activity.

(d) For purposes of this Agreement, the term “Company Releasees” includes the Company, its parents, subsidiaries, related companies, partnerships and joint ventures, predecessors, and successors, and, with respect to each such entity, all of its past and present employees, officers, directors, shareholders, owners, representatives, agents, attorneys, assigns, insurers, employee benefits plans and such plans’ administrators, fiduciaries, trustees, record keepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities, and any other persons or entities acting on behalf of any of these persons or entities.

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4. No Additional Entitlements. The Executive agrees that upon the Separation Date, the Executive will have received all entitlements due from the Company relating to the Executive’s employment with the Company and the termination of the Executive’s employment with the Company, including but not limited to, all wages earned, salary, commissions, bonuses, other similar payments or incentive pay or benefits, severance pay, sick pay, vacation pay, and any paid and unpaid personal leave for which the Executive was eligible and entitled, and that no other entitlements are due to the Executive other than as set forth in this Agreement.

5. Section 409A.

(a) This Agreement is intended to comply with section 409A of the Code, and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

(b) All payments to be made under this Agreement may only be made upon a “separation from service.” For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of this Agreement, directly or indirectly, result in the Executive’s designating the calendar year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of this Agreement could be made in more than one taxable year, payment shall be made in the later taxable year.

(c) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.

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6. Restrictive Covenants.

(a) Affirmation of Continuing Obligations Under Employment Agreement. The Executive hereby reaffirms and agrees to fully comply with the Executive’s continuing obligations to the Company under Section 15 of the Employment Agreement which is incorporated herein by reference, including without limitation the Executive’s post-employment obligations under Sections 15(a), 15(c), 15(d), and 15(e).

(b) Covenant Not to Compete. The Executive recognizes that the Company is engaged, in Massachusetts and throughout the United States and the world, in the development and sale of high-resolution microdisplays and optics, subassemblies, and headsets (collectively, the “Principal Business”). The Executive agrees that, for a period of 12 months from the Separation Date, the Executive will neither (A) engage in the Principal Business for himself, or in conjunction with or on behalf of any person or entity, or (B) work as an employee in the Principal Business for any entity, where either (x) the Executive’s duties in the course of any such activities would be substantially similar to those the Executive has performed for the Company hereunder or (y) the Executive’s duties in the course of such activities would involve or substantially risk disclosure or use of any confidential or proprietary information relating to the business of the Company which the Executive may in any way acquire by reason of the Executive’s employment by the Company. The Executive’s obligation under this Section 6(b) shall extend to all geographical areas of the United States and the world. The Executive understands and agrees that, given the nature of the business of the Company and the Executive’s position with the Company, the foregoing geographic scope is reasonable and necessary to protect the Company’s legitimate business interests and that more limited geographical limitations on this non-competition covenant are therefore not appropriate.

(c) The Executive irrevocably and unconditionally (i) agrees that any legal proceeding arising out of this Agreement shall be brought solely in the United States District Court for the District of Massachusetts, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Massachusetts, (ii) consents to the exclusive jurisdiction of such court in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court.

(d) If the Company reasonably determines in good faith that the Executive has materially breached any of the Executive’s obligations under this Agreement or under Section 15 of the Employment Agreement, all payments under Section 2 shall immediately cease and, in addition to any legal and equitable remedies permitted by law, if a court of competent jurisdiction determines that the Executive has materially breached any of the Executive’s obligations under this Agreement or under Section 15 of the Employment Agreement, the Company may require that the Executive repay all amounts theretofore paid to the Executive pursuant to Section 2.

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7. Non-Disparagement. Subject to Section 8, the Executive will not at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding the Company or its subsidiaries, and with respect to each such entity, all of its past and present employees, officers and directors, and will not take any action that would cause the Company or its subsidiaries, and with respect to each such entity, all of its past and present employees, officers and directors, any embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute. The Company will instruct members of the Board and its senior executives not to at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding the Executive and not to take any action that would cause the Executive any embarrassment or humiliation or otherwise cause or contribute to his being held in disrepute.

8. Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and the Executive does not need to notify the Company that the Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

9. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state, and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state, and local taxes due with respect to any payment received under this Agreement.

10. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

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11. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of Massachusetts without regard to rules governing conflicts of law.

12. Counterparts. This Agreement may be executed in any number of counterparts (including pdf or facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

13. Entire Agreement; Amendment. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s separation of employment from the Company. This Agreement may be changed only by a written document signed by the Executive and the Company.

14. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

15. Review of Separation Agreement. The Executive acknowledges and agrees that:

(a) The Company advises the Executive to consult with an attorney before executing this Agreement.

(b) The Executive has obtained independent legal advice from an attorney of the Executive’s own choice with respect to this Agreement, including the release and waiver of claims, or has knowingly and voluntarily chosen not to do so.

(c) The Executive has entered into this Agreement knowingly and voluntarily.

(d) The Executive has read and understand this entire Agreement, including the release and waiver of claims.

(e) To ensure that the Executive has sufficient time to consider the Agreement, including the release and waiver of claims, to discuss it with an attorney of the Executive’s own choosing, and to decide whether to sign it, the Executive has up to twenty-one (21) days before the Executive must return a signed Agreement (“Consideration Period”). The Executive and the Company agree that changes to this Agreement, whether material or immaterial, do not restart the running of this Consideration Period.

(f) Once the Executive has signed the Agreement, the Executive has an additional seven (7) business days in which to revoke the Agreement (“Revocation Period”). If the Executive wishes to revoke this Agreement, the notice of revocation must be received by [INSERT] no later than the seventh (7) day following the Executive’s execution of this Agreement. If the seventh day referenced above falls on a Saturday, Sunday, or holiday, the time limit extends to the next business day. This Agreement will not be effective unless and until the Revocation Period has expired without the Executive having exercised the Executive’s right of revocation (the “Effective Date”).

(g) If the Executive fails to execute and return this Agreement on a timely basis, or if the Executive executes and then elects to revoke this Agreement, the Separation Benefits shall not be provided.

(h) In exchange for the Executive’s waivers, releases and commitments set forth herein, including the Executive’s waiver and release of all claims arising under the ADEA, the benefits and other consideration that the Executive is receiving pursuant to this Agreement exceed any benefit or other thing of value to which the Executive would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein.

(i) No promise or inducement has been offered to the Executive, except as expressly set forth herein, and the Executive is not relying upon any such promise or inducement in entering into this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

KOPIN CORPORATION

Name:
Title:

EXECUTIVE

Name:	Michael Murray

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